EXHIBIT 10.51

BUSINESS LOAN AGREEMENT

This Agreement dated as of December 17, 2004, is between Bank of the West, a California banking corporation (the “Bank”), and Central Valley Community Bancorp, a California corporation (the “Borrower”).

1.             LINE OF CREDIT AMOUNT AND TERMS

1.1           Line of Credit Amount.  During the availability period described below, the Bank will provide a line of credit to the Borrower.  The amount of the line of credit (the “Commitment Amount”) is Two Million Five Hundred Thousand Dollars ($2,500,000).  This is a non-revolving line of credit.  Any amount borrowed, even if repaid before the expiration date of the line of credit, permanently reduces the remaining available line of credit.  The Borrower agrees not to permit the principal balance outstanding under this Agreement at any time to exceed the lesser of (a) the Commitment Amount less the aggregate amount of prepayments made pursuant to Section 1.3 or (b) 200% of the Collateral Value of the Pledged Stock determined in accordance with Section 4.  If the principal balance outstanding under this Agreement at any time exceeds this limit, the Borrower will immediately prepay the excess to the Bank upon the Bank’s demand.

1.2           Availability Period.  The line of credit is available between the date of this Agreement and December      , 2005, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility Expiration Date”).

1.3           Payment Terms.  The Borrower will pay accrued but unpaid interest on amounts outstanding hereunder beginning on December 31, 2004, and then on the last day of each March, June, September and December hereafter and, in addition, with respect to any Portion of the outstandings to which the LIBO Rate applies in accordance with Section 2, on the last day of the interest period therefore.  Beginning on March 31, 2006 and then on the last day of each March, June, September and December thereafter, the Borrower shall repay the aggregate principal balance advanced to the Borrower under this Agreement in principal installments equal to the principal amount outstanding on the Facility Expiration Date divided by eight (8), and on December 31, 2007, the entire outstanding principal balance and accrued and unpaid interest thereon shall be due and payable (each of the above dates, a “Due Date”).  The Borrower may prepay the loan in full or in part at any time.  Each prepayment will be applied to the most remote payment of principal due under this Agreement.

1.4           Interest Rates.

(a)           The interest rate is a rate per year equal to the Bank’s Prime Rate or, with respect to all or any portion (the “Portion”) of the outstanding principal balance, if the Borrower so elects in accordance with this Agreement, the LIBO Rate plus 2.50 percentage points.

(b)           The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate.  The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

2.             THE LIBO RATE

2.1           Availability of LIBO Rate.  Each Portion bearing interest calculated based on the LIBO Rate will be an amount not less than One Hundred Thousand Dollars ($100,000).  No Portion bearing interest calculated based on the LIBO Rate will be converted to bear interest calculated based on a different LIBO Rate or on the Prime Rate prior to the end of the applicable interest period.  Upon the occurrence and during the continuance of an Event of Default under this Agreement, the Bank may terminate the availability of the LIBO Rate for interest periods commencing during the pendancy of the Event of Default and, at its option, may convert amounts bearing interest calculated based on the LIBO Rate to an interest rate calculated based on the Prime Rate prior to the end of any applicable interest period. At the end of any interest period for any LIBO Rate Portion, the interest rate automatically will revert to the interest rate calculated based on the Prime Rate as specified in Section 1.4, unless the Borrower has elected, in accordance with this Agreement, to have the LIBO Rate apply to such Portion.

2.2           LIBO Rate.  The election of LIBO Rates shall be subject to the following terms and requirements:

(a)           The interest period during which the LIBO Rate will be in effect will be one, two or three months.  The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business and quoting interest rates for offshore dollars (a “LIBO Banking Day”).  The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)           The “LIBO Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent.  (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =     London Inter-Bank Offered Rate

(1.00 - Reserve Percentage)

Where,

(i)            “London Inter-Bank Offered Rate” means the interest rate quoted by the Treasury Desk of the Bank as the interest rate that it would offer for U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) LIBOR Banking Days before the commencement of the applicable interest period.

(ii)           “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.  The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(c)           The Borrower shall irrevocably request a LIBO Rate Portion no later than 12:00 noon Pacific time on the LIBO Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.  For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(d)           The Bank will have no obligation to accept an election for a LIBO Rate Portion if any of the following described events has occurred and is continuing: (i) dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBO Rate Portion are not available in the London inter-bank market; or (ii) adequate and reasonable means do not exist for determining the LIBO Rate for such LIBO Rate Portion.

(e)           Each prepayment of a LIBO Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described in this section.  A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.  The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profit).  The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.  For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.             FEES AND EXPENSES

3.1           Fees.  The Borrower agrees to pay (a) to the Bank on the date of this Agreement a loan fee in the amount of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750.00), (b) if the Bank, at its discretion, agrees at the request of the Borrower to waive or amend any terms of this Agreement, at the Bank’s option, to the Bank a fee for each waiver or amendment at the time the Borrower requests the waiver or amendment, not to exceed one-quarter of one percent (0.25%) of the outstanding principal balance plus, if prior to the Facility Expiration Date, any unused amount of the line of credit (but nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower, and the Bank may impose additional requirements as a condition to any waiver or amendment) and (c) to the extent permitted by law, a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late, but the imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the Event of Default.

3.2           Expenses.  The Borrower agrees to reimburse the Bank for any fees and expenses incurred by the Bank for the creation or perfection of security interests, protection of the Banks’ rights and remedies and the administration of and any amendment or waiver of any term in this Agreement or any related agreement or instrument.  Expenses include, but are not limited to, filing and recording fees and reasonable attorneys’ fees arising subsequent to the first extension of credit under this Agreement, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

4.             COLLATERAL.  The Borrower’s obligations to the Bank under this Agreement shall, at all times, be secured by the Pledged Collateral (for purposes of this Agreement, the “Collateral”) pursuant to, and as defined in, a Pledge Agreement dated as of the date of this Agreement, as such agreement may be amended, modified, replaced and augmented from time to time in accordance with this Agremeent and such Pledge Agreement.  The Borrower agrees, at all times, to cause the value of the Pledged Stock (as determined by the Bank in accordance with the following sentence) to be not less than two hundred percent (200%) of the principal balance outstanding under this Agreement.  The value of the Pledged Stock (the “Collateral Value) shall be twenty percent (20%) of the Tier 1 Capital of Central Valley Community Bank disclosed in its most recent call report filed with the California Department of Financial Institutions (“CDFI”) and with the Federal Deposit Insurance Corporation (“FDIC”).

5.             DISBURSEMENTS, PAYMENTS AND COSTS

5.1           Disbursements and Payments.  Each payment by the Borrower will be made in immediately available funds by direct debit to Central Valley Community Bank Account Number 846004315 with the Bank or such other accounts with the Bank as designated in writing by the Borrower or, for payments not required by the Bank to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.  Each disbursement under the line of credit shall be deposited into such account of the Borrower with the Bank as the Borrower shall designate or by wire transmission of immediately available funds to such account as reasonably designated by the Borrower to the Bank in writing.  Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.2           Telephone and Telefax Authorization.  The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.  The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions.  This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3           Billed Amount.  Prior to each Due Date, the Bank will provide to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”).  The bill will be provided a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower.  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.  If the Billed Amount paid by the Borrower (“Billed Amount Paid”) differs from the actual amount due on that date (the “Accrued Amount”), the discrepancy will be treated as follows:  If the Billed Amount Paid is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrower will not be in default by reason of any such discrepancy.  If the Billed Amount Paid is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.  Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

5.4           Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state of California, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.5           Interest Calculation.  Interest and fees will be calculated based on a 360-day year and the actual number of days elapsed.

5.6           Default Rate.  Upon the occurrence and during the continuance of an Event of Default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 3.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of an Event of Default.

6.             CONDITIONS.  The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

6.1           Conditions to First Extension of Credit.  Before the first extension of credit:

(a)           Authorizations.  Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b)           Governing Documents.  If required by the Bank, a copy of the Borrower’s or any of its subsidiaries’ organizational documents.

(c)           Pledge Agreement.  Signed original Pledge Agreement covering the Collateral, together with the original certificates for the Pledged Stock and related undated stock powers endorsed in blank.

(d)           Perfection and Evidence of Priority. Financing statements (and any other Collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, perfected and prior to all others’ rights and interests, except those the Bank consents to in writing.

(e)           Payment of Fees.  Payment of all accrued and unpaid expenses incurred by the Bank as required by this Agreement.

(f)            Good Standing.  Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.   Certificate of good standing for Central Valley Community Bank issued by the CDFI.

(g)           Documents and Regulatory Approvals Relating to Acquisition and Merger of Bank of Madera County.  Copies certified to be true and correct of the following:

(i)            All acquisition and merger agreements for the acquisition of Bank of Madera County by the Borrower and merger into Central Valley Community Bank (“Acquisition and Merger”).

(ii)           All approvals and consents required from governmental authorities, including but not limited to, the CDFI, FDIC, and Board of Governors of the Federal Reserve System (“Federal Reserve”), to effect the Acquisition and Merger.  All such approvals and consents shall be in a form and substance acceptable to Bank.

(iii)          Pro forma financial statements, in form and substance acceptable to Bank evidencing that, after the effective date of the Acquisition and Merger, the Borrower and Central Valley Community Bank will remain Well-Capitalized as such term is defined in Sections 225.2(r) and 325.103 of Title 12 of the Code of Federal Regulations.

(iv)          Evidence in form and substance satisfactory to Bank that substantially concurrently with the first extension of credit made pursuant to this Agreement, the Acquisition and Merger will become effective, including evidence that all regulatory waiting periods have expired and all regulatory conditions have been satisfied.

(h)           Other Items.  Any other items that the Bank reasonably requires.

6.2           Conditions to Each Extension of Credit.  Before each extension of credit, including the first:

(a)           Request or Application.  A request for loans in form and substance satisfactory to the Bank.

(b)           No Defaults, etc.  (i) No Event of Default (or event that, with the giving of notice or the passage of time, would be an Event of Default) shall have occurred and be continuing under this Agreement, (ii) each of the representations and warranties to the Bank of the Borrower made in this Agreement and any other document shall be true and correct in all material respects as though made as of the date such request or application is made and as of the date such credit is extended (except for representations and warranties expressly relating to a prior date) and (iii) no event shall have occurred that reasonably could be expected to have a material adverse effect on the value of the Pledged Stock, the other Collateral, the Borrower, or any subsidiary of the Borrower.

7.             REPRESENTATIONS AND WARRANTIES.  When the Borrower signs this Agreement and as of the date each extension of credit is requested, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1           Formation.

(a)           The Borrower.  The Borrower is a California corporation, duly formed and existing under the laws of the State of California, is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and is the sole shareholder of Central Valley Community Bank.

(b)           Central Valley Community Bank.  Central Valley Community Bank is a California banking corporation, duly formed and existing under the laws of the State of California.  Central Valley Community Bank is duly authorized by the CDFI to engage in the banking business in California.

7.2           Authorization.  This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3           Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except to the extent limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting the enforcement of creditors’ rights generally or general principals of equity.

7.4           Good Standing.  In each state in which the Borrower or Central Valley Community Bank does business, each is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5           Central Valley Community Bank Capitalization.  As of the date hereof, the authorized capital stock of Central Valley Community Bank consists of ten (10) shares of common stock, of which ten (10) shares were issued and outstanding.  All of the issued and outstanding shares of Central Valley Community Bank common stock have been duly and validly authorized and issued, are fully paid and non-assessable and are owned beneficially and of record by the Borrower, and are not subject to pledge, lien or other direct or indirect collateral interest except in favor of the Bank.

7.6           Compliance with Section 1232 of the California Financial Code.  Central Valley Community Bank and its capital stock pledged as Collateral meet the eligibility requirements for such capital stock to be pledged as set forth in Section 1232 of the California Financial Code.

7.7           No Conflicts.  Neither this Agreement nor any other agreement or document executed or delivered in connection herewith conflicts, in any material respect, with any law, agreement, or obligation by which the Borrower is bound.

7.8           Financial Information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s and its subsidiaries’ financial condition, including all material contingent liabilities; provided that, with respect to any projections and forecasts, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and the Bank acknowledges that such projections and forecasts are not to be viewed as facts and that actual results during the period or periods covered by any such projections or forecasts may differ from the projected or forecasted results.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its subsidiaries.

7.9           Lawsuits.  There is no lawsuit, tax claim or other dispute pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its subsidiaries, which, if lost, would impair the Borrower’s or any of its subsidiaries’ financial condition, the Collateral or the ability of the Borrower to repay the loan, except as have been disclosed in writing to the Bank.

7.10         Regulatory Actions.  There is no action, formal or informal order, arbitration or administrative or other proceeding or investigation by any person, including without limitation any governmental authority, pending or, to the Borrower’s knowledge, threatened against or otherwise directly involving the Borrower or any of its subsidiaries that could have a material adverse effect on the Borrower or its ability satisfy its obligations hereunder, nor is there any basis for any such action, claim or arbitration or any such administrative or other proceeding or investigation.

7.11         Compliance with Laws.  The business of the Borrower and its subsidiaries are being conducted in all material respects in compliance with all laws, ordinances or regulations of governmental authorities, including without limitation, laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances relating to the properties occupied or used by the Borrower or any of its subsidiaries.

7.12         Collateral.  All Collateral required in this Agreement is owned by the Borrower free of any liens or interests of others, except those which have been approved by the Bank in writing.

7.13         Permits, Franchises.  The Borrower and its subsidiaries each possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.14         Other Obligations.  Neither the Borrower nor any of its subsidiaries is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.15         No Adverse Material Change.  Neither the Borrower nor any of its subsidiaries have undergone or suffered any material adverse change since June 30, 2004.

7.16         Tax Matters.  The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.17         No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

7.18         Insurance.  The Borrower and its subsidiaries have obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.19         ERISA Plans.  Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification.  The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.  There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect on the business condition (financial or otherwise), operations, properties or prospects of the Borrower or any of its subsidiaries.  With respect to any Plan subject to Title IV of ERISA, no reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.  No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.  No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and, to the Borrower’s knowledge, no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding. The following terms have the meanings indicated for purposes of this Agreement:

(i)            “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii)          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)          “PBGC” means the Pension Benefit Guaranty Corporation.

(v)           “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

8.             COVENANTS.  The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1           Use of Proceeds.  To use the proceeds of loans made to the Borrower under this Agreement (a) to make a capital contribution to Central Valley Community Bank, and (b) for general corporate purposes; provided that the amount used for general corporate purposes shall not exceed Five Hundred Thousand Dollars ($500,000).

8.2           Financial Information.  To provide the following financial information and statements in form and content reasonably acceptable to the Bank, and such additional information as may be requested by the Bank from time to time:

(a)           Within 120 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting for in each case in comparative form the figures for the previous year, all in reasonable detail and prepared in accordance with generally accepted account principals (“GAAP”), such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to the Bank (it being acknowledged and agreed that Perry-Smith, LLP is acceptable to the Bank), which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidating statements to be certified by a financial officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its subsidiaries.

(b)           Within 45 days after the end of each fiscal quarter of the Borrower, a consolidated balance sheet of the Borrower and its subsidiaries as of the end of such fiscal quarter and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a financial officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes and such consolidating statements to be certified by a financial officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its subsidiaries.

(c)           Promptly after filing and in no event later than thirty (30) days after the end of any fiscal quarter, the quarterly financial reports filed by the Borrower with the Federal Reserve.

(d)           Promptly after filing with the CDFI and the FDIC and in no event later than thirty (30) days after the end of any fiscal quarter, the quarterly call report filed by each of the Borrower’s bank subsidiaries.

8.3           Financial Covenants.  As of the end of each fiscal quarter:

(a)           Capital.

(i)            Each of the Borrower’s subsidiary banks shall be Well-Capitalized as such capitalized term is defined in Part 325 of Title 12 of the Code of Federal Regulations.

(ii)           Each of the Borrower’s subsidiary banks shall have a ratio of Tier 1 Capital to Total Risk-Weighted Assets of not less than 8 percent, as those capitalized terms are defined and calculated in Part 325 of Title 12 of the Code of Federal Regulations.

(iii)          Each of the Borrower’s subsidiary banks shall have a ratio of Tier 1 Capital to Average Consolidated Total Assets of not less than 6 percent, as such capitalized terms are defined and calculated in Part 325 of Title 12 of the Code of Federal Regulations.

(iv)          The Borrower, on a parent-only basis, shall have a ratio of Equity Investment in Subsidiaries to Equity Capital of not greater that 1.15 to 1.00, as such capitalized terms are defined and calculated in the User’s Guide for the Bank Holding Company Performance Report published by the Federal Reserve.

(b)           Asset Quality.  The Borrower, on a consolidated basis, shall maintain a ratio of Loan and Lease Allowance to 90 Days and over Past Due, Nonaccrual Loans and Leases, and other real estate owned of not greater than 1.00 to 1.00, measured as of the end of each fiscal quarter.

(c)           Liquidity.  The Borrower, on a consolidated basis, shall maintain a ratio of Liquid Assets to Total Liabilities of not less than. 0.20 to 1.00 (measured as of the end of each fiscal quarter), as such capitalized terms are defined in the User’s Guide for the Bank Holding Company Performance Report published by the Federal Reserve.

(d)           Profitability.  The Borrower, on a consolidated basis, shall maintain an annualized return on assets of not less than 0.90 percent.  Such return on assets shall be calculated by dividing Net Income (Last Four Quarters) by Average Assets (Last Four Quarters), as such capitalized terms are defined and calculated in the User’s Guide for the Bank Holding Company Performance Report published by the Federal Reserve.

8.4           Other Debts.  Not to have outstanding or to incur any direct or contingent liabilities or lease obligations in an aggregate amount in excess of Two Million Dollars ($2,000,000) (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent except in connection with:

(a)           Acquiring goods, supplies, or merchandise on normal trade credit.

(b)           Leases on equipment or real property to be used by the Borrower or its subsidiaries in the ordinary course of business.

(c)           Endorsing negotiable instruments received in the usual course of business.

(d)           Obtaining surety bonds in the usual course of business.

(e)           The issuance of trust preferred securities through a wholly-owned trust, so long as such trust preferred securities are treated as Tier 1 Capital by the Federal Reserve.

(f)            Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(g)           Employee deferred compensation plans.

8.5           Other Liens.  Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)           Liens and security interests in favor of the Bank.

(b)           Liens for taxes not yet due.

(c)           Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(f)            Any interest or title of a lessor or sublessor under any lease of real property.

(g)           Operating and capital leases of personal property with respect to which a precautionary financing statement is filed.

(h)           Other liens on assets of the Borrower (other than Collateral) with a fair market value in an aggregate amount not to exceed $250,000 at any one time outstanding.

8.6           Maintenance of Assets.  Except for worn-out and obsolete assets, not to sell, assign, lease, transfer or otherwise dispose of any of the Borrower’s or its subsidiaries’ assets for less than fair market value, or enter into any agreement to do so.

8.7           Loans.  Not to make any loans, advances or other extensions of credit in excess of Two Million Dollars ($2,000,000) to any individual or entity, except for:

(a)           Existing extensions of credit disclosed to the Bank in writing on or prior to the date of this Agreement.

(b)           Extensions of credit to the Borrower’s current subsidiaries.

(c)           Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.8           Change of Management.  Not to make any substantial change in the present executive or management personnel of the Borrower without prior written notice to the Bank.

8.9           Change of Ownership.  Not to cause or permit any change in capital ownership of Central Valley Community Bank.

8.10         Additional Negative Covenants.  Not to, nor permit any subsidiary to, without the Bank’s written consent:

(a)           Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)           Voluntarily suspend its business, except that the Borrower may, at any time, dissolve Clovest Corp. and Community Realty, LLC.

8.11         Notices to Bank.  To promptly notify the Bank in writing of:

(a)           Any lawsuit over One Million Dollars ($1,000,000) against the Borrower or any of its subsidiaries not otherwise covered by insurance.

(b)           Any regulatory action or potential regulatory action brought by any federal or state banking regulatory agency against the Borrower or any of its subsidiaries.

(c)           Any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(d)           Any material adverse change in the Borrower’s or any of its subsidiaries’ business condition (financial or otherwise), operations, properties, or ability to repay the credit.

(e)           Any change in the Borrower’s or Central Valley Community Bank’s name, legal structure, chief executive office, organizational identification number, or jurisdiction of organization.

(f)            Any payment of dividends from Central Valley Community Bank to the Borrower.

8.12         Insurance.

(a)           General Business Insurance.  To maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.  Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)           Evidence of Insurance.  Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.13         Compliance with Laws.  To comply, and cause each of its subsidiaries to comply, in all material respects, with the laws, regulations, and orders of any government body with authority over the Borrower’s and any of its subsidiaries’ business, including, but not limited to, state and federal banking regulatory agencies.

8.14         ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.15         Books and Records.  To maintain, and cause each of its subsidiaries to maintain, adequate books and records.

8.16         Audits.  Upon an Event of Default, to allow the Bank and its agents to inspect the Borrower’s and its subsidiaries’ properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower’s or any of its subsidiaries’ properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents, upon forty-eight hours prior notice, to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.17         Perfection of Liens.  To help the Bank perfect and protect its security interests and liens on the Collateral and the priority thereof, and reimburse it for related costs it incurs to protect such security interests and liens.

8.18         Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.             DEFAULT AND REMEDIES

Upon the occurrence and during the continuation of any of the following events (each an “Event of Default”), the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an Event of Default occurs under the paragraph entitled  “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1           Failure to Pay.  The Borrower fails to make a payment under this Agreement within fifteen (15) days of when due.

9.2           Other Bank Agreements.  The Borrower or any of the Borrower’s subsidiaries fails to meet the conditions of, or fails to perform any obligation under any other agreement with the Bank or any affiliate of the Bank if such agreement is for borrowed money or other extension of credit to the Borrower or any of the Borrower’s subsidiaries and such failure remains unremedied for thirty (30) days from the date that the Bank has notified the Borrower of such failure.

9.3           Cross-default.  (i) The Borrower or any of the Borrower’s subsidiaries defaults under any agreement  (other than this Agreement) evidencing any obligation for borrowed money (or other extension of credit) in an aggregate amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000) or a default shall occur under any obligation for an aggregate amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000) that is guaranteed by the Borrower or any of its subsidiaries and (ii) such default remains unremedied for thirty (30) days from the date that the Borrower becomes aware that such default has occurred.

9.4           False Information.  The Borrower or any of its subsidiaries has given the Bank false or misleading information or representations; provided, however, that it shall not be deemed to be an Event of Default if, at the time the information or representation was given, the Borrower or its subsidiary reasonably and in good faith believed the information or representation to be true and complete.

9.5           Bankruptcy.  The Borrower or any of its subsidiaries files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any of its subsidiaries, or the Borrower or any of its subsidiaries makes a general assignment for the benefit of creditors; provided, however, in the case of any bankruptcy petition filed against the Borrower or any of its subsidiaries, such filing shall not be an Event of Default unless it is not dismissed within a period of forty-five (45) days after the filing, during which period the Bank will not be obligated to extend any additional credit to the Borrower.

9.6           Lien Priority.  The Bank fails, for any reason except for failure of the Bank to retain possession of pledged Collateral or to continue any financing statement perfecting its security interest, to have an enforceable first priority perfected lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement.

9.7           Judgments.  Any judgments or arbitration awards are entered against the Borrower or any of its subsidiaries, or any the Borrower or any of its subsidiaries enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage and such judgments or awards shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry therof.

9.8           Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s or any of its subsidiaries’ business condition (financial or otherwise), operations, properties, or ability to repay the credit and such material adverse change remains unremedied for thirty (30) days from the date such material adverse change first occurred or for a material adverse change that is reasonably likely to occur, thirty (30) days from the date first discovered.

9.9           Government Action or Regulation.  Any governmental authority takes any action, including, but not limited to, imposing a formal order or memorandum of understanding or the adoption of any laws, ordinances, or regulations that restrict the ability of Central Valley Community Bank to pay dividends or make similar distributions to the Borrower.

9.10         Default under Related Documents.  Any default occurs under any security agreement or other document required by or delivered in connection with this Agreement or any such document is no longer in effect and such default remains unremedied for thirty (30) days from the date of such default.

9.11         ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of the Borrower or any of its subsidiaries subject to Title IV of ERISA and such event remains unremedied for thirty (30) days from the date such event first occurred, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower or any of its subsidiaries to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower any of its subsidiaries:

(a)           A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)           Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.12         Other Breach Under Agreement.  The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article and such failure remains unremedied for thirty (30) days from the date of such failure.  This includes any failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

10.           ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1         GAAP.  Except as otherwise stated in this Agreement or as required by law, all financial information provided to the Bank and all financial covenants will be made under GAAP, consistently applied.

10.2         California Law.  This Agreement is governed by California law.

10.3         Successors and Assigns.  This Agreement is binding on the Borrower’s and the Bank’s successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.  The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4         Waiver of Jury Trial.   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO

HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

10.5         Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after an Event of Default.  If the Bank waives an Event of Default, it may enforce a later Event of Default.  Any consent or waiver under this Agreement must be in writing.

10.6         Attorneys’ Fees.  The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

10.7         One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)           represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)           replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)           are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.8         Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and reasonable costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, except to the extent that any such loss, liability, damages, judgments or costs were incurred by any Indemnified Party by reason of the Bank’s gross negligence or willful misconduct.  This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns (the “Indemnified Parties”).  This indemnity will survive repayment of the Borrower’s obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately upon demand (unless demand is stayed or enjoined, in which case no demand shall be required).

10.9         Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.10       Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.11       Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.12       Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the Pledge Agreement any other related document or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this section, to (f) (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Bank on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any subsidiary of the Borrower (collectively, the “Loan Parties”) relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by any Loan Party.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF THE WEST		CENTRAL VALLEY COMMUNITY BANCORP

By:	/s/ Donald J. Robinson	By:	/s/ Daniel J. Doyle
Typed Name: Donald J. Robinson		Typed Name: Daniel J. Doyle
Title: Sr. Vice President of Financial Institutions		Title: Chief Executive Officer
Department

By		By
Typed Name		Typed Name
Title		Title

Address where notices to		Address where notices to
the Bank are to be sent:		the Borrower are to be sent:
600 Pollasky Avenue
Clovis, California 93612
Facsimile:		Telephone:
Facsimile:

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (the “Pledge Agreement”) is made and dated as of the 17th day of December, 2004 by and between CENTRAL VALLEY COMMUNITY BANCORP, a California corporation (the “Borrower”), and BANK OF THE WEST, a California banking corporation (the “Bank”).

RECITALS

A.            Pursuant to that certain Business Loan Agreement dated as of December 1, 2004 between the Borrower and the Bank (as amended, extended and replaced from time to time, the “Credit Agreement”), the Bank has agreed to extend credit to the Borrower from time to time.  All capitalized terms not otherwise defined herein are used with the meanings given such terms in the Credit Agreement.  All other terms not otherwise defined herein shall have the meanings attributed to such terms in the California Uniform Commercial Code as in effect from time to time.

B.            As a condition precedent to the Bank’s obligations to extend and to continue extending credit under the Credit Agreement and as security for the payment and performance of the Secured Obligations (as defined in Paragraph 3 below), the Borrower is required to execute and deliver, for the purpose of granting a security interest in the Pledged Collateral, all as hereinafter provided.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.             Grant of Security Interest.  The Borrower hereby pledges, assigns and grants to the Bank, a security interest in the property described in Paragraph 2 below (collectively and severally, the “Pledged Collateral”) to secure payment and performance of the Borrower’s Secured Obligations.

2.             Collateral.  The Pledged Collateral shall consist of all right, title and interest of the Borrower, whether now existing or hereafter acquired:

(a ) common stock of Central Valley Bank constituting 20% of the issued and outstanding common stock of Central Valley Bank, a subsidiary of the Borrower (“Pledged Equity Interests”), as more fully described on Schedule 1 to this Agreement;

(b) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed, in respect of, in exchange for or upon the conversion of the securities referred to in subparagraph (a) above;

(c) all rights, powers and privileges with respect to the Pledged Collateral referred to in subparagraphs (a) and (b) above; and

(d) all proceeds of the foregoing Pledged Collateral.

Upon delivery to the Bank, (a) any stock certificates, promissory notes or other securities now or hereafter included in the Pledged Collateral (the “Pledged Securities”) shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Bank and by such other endorsement, instruments and documents as the Bank may reasonably request and (b) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the Borrower and such other endorsements, instruments or documents as the Bank may reasonably request.  The Borrower promises promptly to deliver to the Bank any and all Pledged Securities and any and all certificates or other instruments or documents representing the Pledged Collateral.  Each delivery of or other change in Pledged Securities or Pledged Equity Interests shall be accompanied by a schedule describing the securities theretofor and then being pledged hereunder, which schedule shall be attached hereto as Schedule 1 and made a part hereof.  Each schedule so delivered shall supersede any prior schedules so delivered.  If any Pledged Securities or other assets of the Borrower shall, at any time, cease to be Pledged Collateral hereunder, the Bank agrees, at the cost of the Borrower, (i) that its security interest therein concurrently will be terminated without further action of the Bank, (ii) promptly on receipt of written notice thereof, to re-deliver to the Borrower all stock certificates, promissory notes, stock powers, endorsements, instruments and documents delivered to the Bank hereunder in connection with such Pledged Collateral, and (iii) to terminate or appropriately amend financing statements filed to perfect the security interest in such Pledged Collateral.

3.             Secured Obligations.  The “Secured Obligations” secured by this Pledge Agreement shall consist of all obligations of the Borrower under the Credit Agreement and each other loan document related thereto to which it is a party (“Loan Documents”), in each case whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, whether now existing or hereafter arising.

4.             Representations and Warranties.  In addition to all representations and warranties of the Borrower set forth in the Loan Documents, which are incorporated herein by this reference, the Borrower hereby represents and warrants that:  (a) the Pledged Equity Interests represent that percentage set forth on Schedule 1 of the issued and outstanding Equity Interests of the issuer with respect thereto; (b) except for the security interest granted hereunder, Borrower (i) is and, except as otherwise permitted by the Credit Agreement, will at all times continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I; (ii) holds the same free and clear of all liens except those permitted by the Credit Agreement or any other Loan Document; (iii) will not dispose of or make any assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other lien on, the Pledged Collateral, other than pursuant hereto, or as permitted by the Credit Agreement or the other Loan Documents and (iv) to the extent required by clause (h) below, will cause any and all Pledged Securities received after the date of this Pledge Agreement, whether for value paid or otherwise, to be forthwith deposited with the Bank and pledged or assigned hereunder; (c) the Borrower (i) has the power and authority to pledge the Pledged Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all liens (other than the liens created by this Pledge Agreement or permitted by the Credit Agreement or the other Loan Documents), however arising, of all persons whomsoever; (d) no consent of any other person (including stockholders or creditors of the Borrower) and no consent or approval of any governmental authority or any securities exchange was or is necessary to the validity or enforceability of the pledge effected hereby, except such consents as have been obtained and are in full force and effect; (e) by virtue of the execution and delivery by Borrower of this Pledge Agreement, when the Pledged Securities, certificates or other documents representing or evidencing the Pledged Collateral are delivered to the Bank in accordance with this Pledge Agreement or, if a security interest in the Pledged Collateral may not, under applicable law be perfected by possession, then upon the filing of appropriate financing statements, the Bank will obtain a valid and perfected first lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations of the Borrower; (f) all of the Pledged Equity Interests have been duly authorized and validly issued and are fully paid and nonassessable and are in certificated form; (g) the Pledged Collateral will not be represented by any certificates, notes, securities, documents, or other instruments other than those delivered hereunder; and (h) the Pledged Equity Interests represent and at all times will represent 20% of the issued and outstanding common stock of Central Valley Community Bank, as subsidiary of the Borrower.

5.             Registration in Nominee Name; Denominations.  The Bank shall have the right following an event of default as set forth in the Credit Agreement (“Event of Default”) which is continuing (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledge or as sub-agent) or the name of the Borrower granting a security interest therein, endorsed or assigned in blank or in favor of the Bank.  The Borrower will promptly give to the Bank copies of any notices or other communication received by it from any governmental authority with respect to the Pledged Securities registered in the name of the Borrower which may negatively affect the Bank’s security interest therein.  The Bank shall at all times following an Event of Default which is continuing have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Pledge Agreement.  The Borrower hereby grants to the Bank an exclusive, irrevocable power of attorney, with full power and authority in the place and stead of the Borrower to take all such action permitted under this Paragraph 5.  The Borrower agrees to reimburse the Bank upon demand for any reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, the Bank may incur while acting as the Borrower’s attorney-in-fact hereunder, all of which costs and expenses are included in the Secured Obligations of the Borrower secured hereby.  It is further agreed and understood between the parties hereto that such care as the Bank gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Pledged Collateral when in the Bank’s possession; provided, however, that the Bank shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Secured Obligations or with respect to the Pledged Collateral (except with respect to the Borrower as provided for herein and in the Credit Agreement).

6.             Administration of the Pledged Securities.

(a)           Until there shall have occurred and be continuing an Event of Default, the Borrower shall be entitled to vote or consent with respect to the Pledged Securities in any manner not inconsistent with this Pledge Agreement or any document or instrument delivered or to be delivered pursuant to or in connection with any thereof; provided, however, that Borrower will not be entitled to exercise any such right if the result thereof could materially and adversely affect the rights inuring to a holder of the Pledged Securities or the rights and remedies of the Bank under this Pledge Agreement, the Credit Agreement or the Loan Documents or the ability of the Bank to exercise the same.  If there shall have occurred and be continuing an Event of Default and the Bank shall have notified a Borrower that the Bank desires to exercise its proxy rights with respect to all or a portion of the Pledged Securities, the Borrower hereby grants to the Bank an irrevocable proxy for the Pledged Securities of the Borrower pursuant to which proxy the Bank shall be entitled to vote or consent, in its discretion, and in such event, each the Borrower agrees to deliver to the Bank such further evidence of the grant of such proxy as the Bank may request.  Upon the occurrence and during the continuance of an Event of Default, all rights of the Borrower to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to this Pledge Agreement shall cease, and all such rights shall thereupon become vested in the Bank, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers.

(b)           In the event that, at any time or from time to time after the date hereof, Borrower, as record and beneficial owner of Pledged Securities, shall receive or shall become entitled to receive, any dividend or any other distribution whether in securities or property by way of stock split, spin-off, split-up or reclassification, combination of shares or the like, or in case of any reorganization, consolidation or merger, or the Borrower, as record and beneficial owner of Pledged Securities, shall thereby be entitled to receive securities or property in respect of such Pledged Securities to the extent that such Pledged Securities do not result in the Pledged Equity Interests constituting more than 20% of the issued and outstanding common stock of Central Valley Community Bank, a subsidiary of the Borrower, then and in each such case, the Borrower shall deliver to the Bank, and the Bank shall be entitled to receive and retain, all such securities or property as part of the Pledged Securities, as security for the payment and performance of the Borrower’s Secured Obligations; provided, however, that until an Event of Default shall have occurred and be continuing, the Borrower shall be entitled to receive, retain, and use any cash dividends, interest, principal payments and other distributions paid to it on account of the Pledged Securities to the extent that such payments or other distributions are permitted by, and otherwise paid in accordance with, the terms and conditions of the Credit Agreement and the other Loan Documents.

(c)           Upon the occurrence and during the continuance of an Event of Default, all rights of the Borrowers to dividends, distributions, interest or principal that the Borrower is authorized to receive pursuant to this Pledge Agreement shall cease, and all such rights shall thereupon become vested in the Bank, which shall have the sole and exclusive right and authority to receive and retain such dividends, distributions, interest or principal.  All dividends, distributions, interest or principal received by the Borrower contrary to the provisions of this Pledge Agreement shall be held in trust for the benefit of the Bank, shall be segregated from other property or funds of the Borrower and shall forthwith be delivered to the Bank upon demand in the same form as so received (with any necessary endorsement).  Any and all money and other property paid over to or received by the Bank pursuant to the provisions of this subparagraph (c) shall be retained by the Bank in an account to be established by the Bank upon receipt of such money or other property and shall constitute Pledged Collateral under this Pledge Agreement to be applied in accordance herewith.

(d)           Upon the occurrence and during the continuation of an Event of Default, the Bank is authorized to sell the Pledged Securities and, at any such sale of any of the Pledged Securities, if it deems it advisable to do so, to restrict the prospective bidders or purchasers to persons or entities who (1) will represent and agree that they are purchasing for their own account, for investment, and not with a view to the distribution or sale of any of the Pledged Securities; and (2) satisfy the offeree and purchaser requirements for a valid private placement transaction under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and under Securities and Exchange Commission Release Nos. 33-6383; 34-18524; 35-22407; 39-700; IC-12264; AS-306, or under any similar statute, rule or regulation.  The Borrower agrees that disposition of the Pledged Securities pursuant to any private sale made as provided above may be at prices and on other terms less favorable than if the Pledged Securities were sold at public sale, and that the Bank has no obligation to delay the sale of any Pledged Securities for public sale under the

Act.  The Borrower agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.  In the event that the Bank elects to sell all or any part of the Pledged Securities of Borrower, and there is a public market for such Pledged Securities, in a public sale, Borrower shall use its best efforts to register and qualify its Pledged Securities, or applicable part thereof, under the Act and all state blue sky or securities laws required by the proposed terms of sale.

(e)           If any consent, approval or authorization of any federal, state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Pledged Securities of a Borrower, or any part thereof, the Borrower will execute such applications and other instruments as may be reasonably required in connection with securing any such consent, approval or authorization, and will otherwise use its commercially reasonable efforts to secure the same.

(f)            Nothing contained in this Paragraph 6 shall be deemed to limit the other obligations of the Borrower contained in the Credit Agreement, or this Pledge Agreement, or the rights of the Bank hereunder or thereunder.

7.             Remedies.

(a)           Upon the occurrence and during the continuation of an Event of Default, the Bank may, without notice to or demand on the Borrower and in addition to all rights and remedies available to the Bank with respect to the Secured Obligations, at law, in equity or otherwise, do any one or more of the following:

(1)           Foreclose or otherwise enforce the Bank’s security interest in Pledged Collateral of the Borrower in any manner permitted by law or provided for in this Pledge Agreement.

(2)           Sell, lease, license or otherwise dispose of any Pledged Collateral of the Borrower at one or more public or private sales at the Bank’s place of business or any other place or places, including, without limitation, any broker’s board or securities exchange, whether or not such Pledged Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as the Bank may determine.

(3)           Recover from the Borrower all costs and expenses, including, without limitation, reasonable attorneys’ fees (including the allocated cost of internal counsel), incurred or paid by the Bank in exercising any right, power or remedy provided by this Pledge Agreement.

(4)           In connection with the disposition of any Pledged Collateral of the Borrower, disclaim any warranty relating to title, possession or quiet enjoyment.

(b)           Unless the Pledged Collateral of the Borrower threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Borrower shall be given ten (10) Business Days’ prior notice of the time and place of any public sale or of the time after which any private sale or other intended disposition of such Pledged Collateral is to be made pursuant to this Pledge Agreement, which notice the Borrower hereby agrees shall be deemed reasonable notice thereof.

(c)           Upon any sale or other disposition pursuant to this Pledge Agreement, the Bank shall have the right to deliver, assign and transfer to the purchaser thereof the Pledged Collateral or portion thereof so sold or disposed of.  Each purchaser at any such sale or other disposition (including the Bank) shall hold the Pledged Collateral free from any claim or right of whatever kind, including any equity or right of redemption of the Borrower, and the Borrower specifically waives (to the extent permitted by law) all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted.

(d)           Any deficiency with respect to the Secured Obligations of a Borrower which exists after the disposition or liquidation of the Pledged Collateral of the Borrower shall be a continuing liability of the Borrower to the Bank and shall be immediately paid by the Borrower to such Person.

8.             Application of Non-Cash Proceeds.  Notwithstanding anything else contained in this Pledge Agreement, if any non-cash proceeds are received in connection with any sale or disposition of any Pledged Collateral, the Bank shall not apply such non-cash proceeds to the Secured Obligations unless and until such proceeds are converted to cash; provided, however, that if such non-cash proceeds are not expected on the date of receipt thereof to be converted to cash within one year after such date, the Bank shall use commercially reasonable efforts to convert such non-cash proceeds to cash within such one year period.

9.             Waiver of Hearing.  The Borrower expressly waives to the extent permitted under applicable law any constitutional or other right to a judicial hearing prior to the time the Bank takes possession or disposes of the Pledged Collateral upon the occurrence and during the continuation of an Event of

Default.

10.           Cumulative Rights.  The rights, powers and remedies of the Bank under this Pledge Agreement shall be in addition to all rights, powers and remedies given to the Bank by virtue of any statute or rule of law, the Credit Agreement, any Loan Document or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Bank’s security interest in the Pledged Collateral.

11.           Waiver.  Any forbearance or failure or delay by the Bank in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power or remedy of the Bank shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by the Bank.  The Borrower waives any right to require the Bank to proceed against any person or to exhaust any Pledged Collateral or to pursue any remedy in the Bank’s power.

12.           Setoff.  The Borrower agrees that the Bank may exercise its rights of setoff with respect to the Secured Obligations in the same manner as if the Secured Obligations of the Borrower were unsecured.

13.           Financing Statements.  The Borrower hereby consents to, authorizes and instructs the Bank to file financing statements with respect to the Pledged Collateral in all locations deemed appropriate by the Bank from time to time.

14.           Entire Agreement.  This Pledge Agreement and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

15.           Survival.  All representations, warranties, covenants and agreements contained herein and in the other Loan Documents of the Borrower shall survive the termination of this Pledge Agreement and shall be effective until the Secured Obligations of all Borrowers are paid and performed in full or longer as expressly provided herein.

16.           Notices.  All notices shall be given in accordance with the Credit Agreement.

17.           Governing Law.  This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to its choice of law rules.

18.           Counterparts.  This Pledge Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

19.           Severability.  The illegality or unenforceability of any provision of this Pledge Agreement or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

[Signature Pages Following]

EXECUTED as of the day and year first above written.

CENTRAL VALLEY COMMUNITY BANCORP

By:	/s/Daniel J. Doyle
Name:	Daniel J. Doyle
Title:	Chief Executive Officer

BANK OF THE WEST

By:	/s/ Donald J. Robinson
Name:	Don Robinson
Title:	Sr. Vice President of Financial Institutions Department

SCHEDULE 1

(TO PLEDGE AGREEMENT)

PLEDGED SECURITIES

Owner	Issuer	No. of Equity Interests Pledged	Percentage of Total
Borrower	Central Valley Community Bank		20%